EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	June 30, 2009	June 30, 2008*
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,326,079,745	1,376,167,012	*
Add — Incremental shares under stock compensation plans	9,162,652	24,607,814	*
Add — Incremental shares associated with contingently issuable shares	1,703,389	1,284,249
Number of shares on which diluted earnings per share is calculated	1,336,945,786	1,402,059,075	*

Net income on which basic earnings per share is calculated (millions)	$3,103	$2,765

Less — net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$3,103	$2,765

Earnings per share of common stock:

Assuming dilution	$2.32	$1.97	*

Basic	$2.34	$2.01	*

*            Reflects the adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” See Note 2, “Accounting Changes,” on pages 7 to 9 for additional information.

Stock options to purchase 53,456,305 shares and 17,527,471 shares (average of first and second quarter share amounts) were outstanding as of June 30, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Six Months Ended
	June 30, 2009	June 30, 2008*
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,335,184,694	1,385,230,561	*
Add — Incremental shares under stock compensation plans	6,615,201	20,105,476	*
Add — Incremental shares associated with contingently issuable shares	1,429,420	1,393,670
Number of shares on which diluted earnings per share is calculated	1,343,229,315	1,406,729,707	*

Net income on which basic earnings per share is calculated (millions)	$5,398	$5,084

Less — net income applicable to contingently issuable shares (millions)	—	—

Net income on which diluted earnings per share is calculated (millions)	$5,398	$5,084

Earnings per share of common stock:

Assuming dilution	$4.02	$3.61	*

Basic	$4.04	$3.67	*

*            Reflects the adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” See Note 2, “Accounting Changes,” on pages 7 to 9 for additional information.

Stock options to purchase 72,905,153 shares and 29,006,212 shares (average of first and second quarter share amounts) were outstanding as of June 30, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

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